Exhibit 99.1

Orient Paper, Inc. Reports Financial Results for Fourth Quarter and Full Year 2014

BAODING, Hebei, China – March 25, 2015 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its audited financial results for the fourth quarter and full year ended December 31, 2014.

Financial Highlights:

US$ million	4Q 2014	YOY Change	FY 2014	YOY Change
Revenue	32.7	-7.1%	137.0	+9.0%

- Regular Corrugating Medium Paper (“CMP”) *	20.3	-12.9%	86.1	+6.4%
- Light-Weight CMP**	4.0	N/A	10.4	N/A
- Offset Printing Paper	8.3	-20.1%	37.5	-5.7%
- Digital Photo Paper	0.04	-97.5%	3.0	-40.0%
Gross profit	5.6	-22.1%	22.8	-2.3%
Gross margin	17.1%	-3.2pp	16.6%	-1.9pp
- Regular CMP	15.9%	-2.9pp	14.4%	-4.0pp
- Light-Weight CMP**	25.2%	N/A	27.2%	N/A
- Offset Printing Paper	16.5%	-6.5pp	18.6%	0.0pp
- Digital Photo Paper	-93.0%	N/A	17.7%	-5.5pp
Operating income	3.6	-32.6%	17.4	-7.6%
Net income	2.2	-36.7%	11.7	-10.0%
EBITDA	6.0	-15.5%	25.7	-4.7%

Note:

*Products from PM6

**Products from the newly renovated PM1

Pp represents percentage points.

Key Highlights for Fourth Quarter 2014:

•	Revenue down 7.1% YoY to US$32.7 million
•	Production impacted by government mandated production halt during the APEC Summit and absence of digital photo production during government mandated relocation of production facility
•	Volume and revenue of core CMP product line up over 4% each
•	Continued market acceptance of new Light-Weight CMP
•	Improved price environment for offset printing paper

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Key Highlights for Full Year 2014:

•	Revenue up 9.0% YoY to US$137.0 million, driven by the launch of Light-Weight CMP and growth in Regular CMP sales
•	Improved operating efficiency partially offset the impact of soft CMP pricing; Annual utilization rate of Regular CMP production increased to 66% from 60% in 2013
•	Continued heavy investment in building efficient and environmentally friendly production facilities solidified the Company's position in the industry

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We are gratified report another year of volume and revenue growth despite very challenging industry conditions in our region. Due to solid execution in ramping up our Regular CMP production line and market acceptance of our new Light-Weight CMP product, we increased revenue by 9.0% from 2013. We achieved this growth despite production interruptions created by various government mandates related to zoning in Xushui and the APEC Summit in November. Our ability to manage a tough policy environment gives us great optimism for the year ahead.”

Mr. Liu continued, “In 2015 we anticipate several positive influences on our business. We expect CMP pricing to stabilize or even improve, since more small-scale manufacturers will be forced to shut down obsolete production lines, reducing overall industry capacity. We expect sales of our new Light-Weight CMP to continue to increase. The production of household tissue paper and digital photo paper are scheduled to begin in the second half of 2015.”

Financial Review:

Fourth Quarter 2014 Financial Results compared with Fourth Quarter 2013

The table below summarizes changes in revenues, sales volumes, and average selling prices (“ASPs”) for 4Q 2014:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
- Regular CMP	54,922	-12.2%	20.3	-12.9%	369	-1.1%
- Light-Weight CMP	10,670	N/A	4.0	N/A	373	N/A
- Offset Printing Paper	12,110	-21.7%	8.3	-20.1%	690	+2.1%
- Digital Photo Paper	12.81	-96.6%	0.04	-97.5%	3,069	-20.9%

Revenue

Total Revenue in the fourth quarter of 2014 was $32.7 million, a decrease of 7.1% from $35.2 million in the prior year period. The revenue decline was mostly due to the absence of sales of digital photo paper because those production facilities are being relocated, and the decline in the volume of offset printing paper sold. Total sales of CMP were up year over year. Volume was impacted by the mandatory production halt imposed by the central government during the APEC Summit in November. The Company lost two weeks of production of all product lines, but was able to run extra shifts to recover some lost production later in the quarter.

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CMP

-	Revenue from CMP increased 4.1% year over year to $24.3 million, representing 74.3% of total revenue.
-	Of the total CMP sales, $4.0 million was generated by Light-Weight CMP and $20.3 million was generated by Regular CMP.
-	Total volume sold was up 4.8% year over year to 65,592 tonnes. Regular CMP volume sold was down 12.2% year over year to 54,922 tonnes, while volume sold for the new Light-Weight CMP totaled 10,670 tonnes.
-	Regular CMP ASP was mostly stable, slightly decreasing only 1.1% to $369/tonne.
-	Light-Weight CMP commands a slight premium to Regular CMP, with an ASP of $373/tonne.

Offset Printing Paper

-	Volume sold was down 21.7% year over year to 12,110 tonnes in part due to a mandated two week suspension of production during the APEC Summit in November.
-	Revenue from offset printing paper decreased 20.1% year over year to $8.3 million, representing 25.4% of total revenue, due to reduced volume.
-	ASP increased 2.1% year over year to $690/tonne.

Digital Photo Paper

-	Production of digital photo paper is suspended while production facilities are relocated in compliance with regulatory mandates by the Xushui county government.
-	Volumes sold dropped 96.6% to 13 tonnes, as the company sold off remaining inventory.
-	Revenue from digital photo paper decreased 97.5% to $0.04 million.
-	ASP decreased by 20.9% year over year to $3,069/tonne.

Cost of Sales and Gross Profit

Cost of Sales in the fourth quarter of 2014 was $27.1 million, down 3.4% year over year. Lower volumes resulted in higher fixed cost absorption on a per-unit basis. Raw material cost was slightly higher, due to reduced volumes of imported recycled paper across China, which creates a “floor” market price for domestic material. The cost of recycled white scrap paper, which is used in offset printing paper, was noticeably higher when compared with Q4 2013. Cost of energy was also higher when compared to the year-ago period. Cost per tonne for Regular CMP went up by 2.6% to $311, and cost per tonne for offset printing paper went up by 10.1% to $577.

Gross profit in the fourth quarter of 2014 was $5.6 million, down 22.1% from the fourth quarter of 2013. Gross margin was 17.1%, down from 20.3% for the fourth quarter of 2013. Gross profit margins for Regular CMP, Light-Weight CMP, and offset printing paper were 15.8%, 25.2% and 16.5%, respectively.

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Selling, General and Administrative Expenses

Selling, general and administrative expenses ("SG&A") were $2.0 million for the fourth quarter of 2014, up 7.0% from $1.8 million for the fourth quarter of 2013. The increase was related to $0.25 million of depreciation cost associated with the digital photo production lines that was charged to SG&A after the disassembly of those lines for relocation. Other increases in SG&A, such as the cost of personnel associated with the launch of the new tissue paper product line, were offset by reduced legal, consulting, and other fees.

Income from Operations

Income from operations was $3.6 million for the fourth quarter of 2014, down 32.6% from $5.3 million in the fourth quarter of 2013.

Net Income

Net income was $2.2 million, down 36.7% from $3.5 million in the fourth quarter of 2013. Basic and diluted earnings per share for the fourth quarter of 2014 were $0.11, compared to $0.19 for the corresponding period of 2013.

EBITDA

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $6.0 million, down from $7.1 million in the fourth quarter of 2013. EBITDA is a non-GAAP financial measure. Please see Note 2 for the reconciliation of Net Income to EBITDA.

Full Year 2014 Financial Results compared with Full Year 2013

Changes in revenues, sales volumes, and ASPs for 2014 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
- Regular CMP	236,906	+9.1%	86.1	+6.4%	363	-2.7%
- Light-Weight CMP	28,226	N/A	10.4	N/A	369	N/A
- Offset Printing Paper	54,774	-6.5%	37.5	-5.7%	686	+0.9%
- Digital Photo Paper	763	-40.6%	3.0	-40.0%	3907	+0.9%

Revenue

Total Revenue in 2014 was $137.0 million, an increase of 9.0% from $125.7 million in 2013.

CMP

-	Revenue from CMP increased 19.3% from 2013 to $96.5 million, representing 70.4% of total revenue.
-	Of the total CMP sales, $10.4 million was generated by the new Light-Weight CMP and $86.1 million was generated by Regular CMP.
-	Total volumes sold were up 22.1% from 2013 to 265,132 tonnes. Volume sold for Regular CMP was up 9.1% to 236,906 tonnes; Volume sold for the new Light-Weight CMP totaled 28,226 tonnes.
-	Regular CMP ASP decreased 2.7% year over year to $363/tonne.
-	Light-Weight CMP ASP was $369/tonne.

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Offset Printing Paper

-	Volumes sold were down 6.5% from 2013 to 54,774 tonnes due to the mandated production suspension during the APEC summit.
-	Revenue from offset printing paper decreased 5.7% from 2013 to $37.5 million, representing 27.4% of total revenue. The decrease is mainly due to the decline in volume sold.
-	ASP increased 0.9% from 2013 to $686/tonne.

Digital Photo Paper

-	Revenue from digital photo paper decreased 40.0% to $3.0 million.
-	Volume sold dropped 40.6% to 763 tonnes. Production ceased from the third quarter due to the mandated relocation of our digital photo paper production facilities.
-	ASP increased slightly by 0.9% to $3,907/tonne.

Cost of Sales and Gross Profit

Cost of Sales in 2014 was $114.3 million, up 11.6% from 2013. The average cost of recycled paper board, which is used in CMP production, did not change significantly from 2013, but the average cost of recycled white scrap paper, which is used in offset printing paper, was up year over year. Energy costs were up when compared with 2013 as well. These increases were offset by low depreciation cost for Light-Weight CMP, because that product is manufactured on a rebuilt production line that was previously fully depreciated. The cost of sales per tonne for Regular CMP was up 2.3% year over year to $311; cost per tonne for Light-Weight CMP was $269; Cost per tonne for offset printing paper was up 0.8% year over year to $558.

Gross profit in 2014 was $22.8 million, down 2.4% from 2013. Gross margin in 2014 was 16.6%, down from 18.6% for 2013. Gross profit margins for Regular CMP, Light-Weight CMP, offset printing paper and digital photo paper for 2014 were 14.4%, 27.2%, 18.6% and 17.7%, respectively. The average utilization rate for Regular CMP production in 2014 was 65.8%, compared to 60.3% in the prior year, which contributed to gross margin via better fixed cost absorption.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $4.9 million in 2014, up 6.4% from $4.6 million in 2013. The increase was mainly a result of an increase in compensation expense for new hires in preparation for the launch of the tissue paper product line, an increase in depreciation of property at the Wei County Industrial Park and of the new facilities for digital photo paper production; and increased sales commissions.

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Income from Operations & Operating Margin

Income from operations was $17.4 million, down 7.6% from $18.8 million in 2013, due to the decrease in gross profit and a $0.7 million loss from the disposal of certain equipment in connection with the relocation of our digital photo paper production lines.

Other Expense and Taxes

Other expense was $1.3 million for the year, which mostly consisted of net interest expense. Interest expense increased 45.0% from 2013, due to a larger amount of borrowings. Taxes were $4.4 million, with an effective tax rate of 27.5%.

Net Income

Net income was $11.7 million, down 10.1% from $13.0 million in 2013. Basic and diluted earnings per share were $0.61, compared to $0.71 in 2013.

EBITDA

EBITDA was $25.7 million, down from $26.9 million in 2013. EBITDA is a non-GAAP financial measure. Please see Note 2 for the reconciliation of Net Income to EBITDA.

Cash, Liquidity and Financial Position

As of December 31, 2014, cash and cash equivalents were $3.9 million, compared to $3.1 million at the end of 2013. The Company generated net cash flow from operating activities of $32.3 million in 2014, an increase of 8.0% from $29.9 million in 2013.

The net working capital deficit was $17.9 million at December 31, 2014, with $26.6 million of current assets and $44.5 million of current liabilities. The Company believes it can successfully secure financing to meet all working capital and capital expenditure needs for the next twelve months. However, there can be no guarantee that the Company will succeed in raising additional financing. Therefore, the working capital deficit raises a substantial doubt about the ability of the Company to continue as going concern.

As of December 31, 2014, short-term debt was $26.1 million, including notes payable of $16.1 million. Current capital lease obligations were $12.3 million. Long-term debt was $17.9 million, and non-current capital lease obligations $4.1 million. Debt (including capital leases) represents 25% of total capitalization, which, the Company believes, is within a normal range for the paper industry in China.

Operations and Business Updates

Light-Weight CMP Production

In the fourth quarter, production volume of the new Light-Weight CMP continued to increase. The Company launched this product in the second quarter, and was running near full capacity at the end of the fourth quarter. The Company produced and sold 10,670 tonnes in the fourth quarter and 28,226 tonnes in total since launch. The annual production capacity for Light-Weight CMP is approximately 60,000 tonnes.

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Light-Weight CMP has a weight specification of 40 to 80 grams per square meter ("g/s/m"), and is used in a wide range of commercial applications, including: the encapsulation of certain insulating materials as a construction material for wall and floor insulation; the manufacturing of moisture-proof packaging materials for transportation of books and magazines; and as the corrugating medium in cardboard for light-weight packaging solutions. Light-Weight CMP is considered a niche product in the packaging paper market and enjoys a higher margin than conventional CMP. The Company anticipates steady demand from end-users since the supply of this specialty CMP is relatively limited. Currently, the Company’s Light-Weight CMP is being used mainly for packaging paper. The Company anticipates future uses of its Light-Weight CMP in other applications, such as insulation liner.

Expansion into Tissue Paper Market

The Company is building production facilities in the Wei County Industrial Park in Hebei Province for tissue paper production. Construction of the factory and associated infrastructure is progressing, and the production of tissue paper is scheduled to begin in the second half of 2015.

Relocation of Digital Photo Paper Production

The Company is relocating its digital photo paper production lines and related equipments from its Headquarters Compound to a new location across the street from the Company's Xushui Paper Mill ("Xushui Mill Annex"). Currently, the two production lines have been disassembled, equipment moved to the Xushui Mill Annex, and approximately 60% of the equipment installed. Over the next several months, the Company anticipates completing installation of electrical and steam infrastructure, and the remaining 40% of production machinery. Paper production is expected to resume in the second half of 2015. The Company estimates the cost of relocation to be approximately $1.6 million. Building construction costs at the Xushui Mill Annex is estimated to be an additional $7.5 million for the next two years.

Commitment to Sustainability

Since its founding, the Company has pursued a business model that combines profitability with clean and sustainable operations. The Company continues to utilize only recycled paper waste for its feedstock, which gives it a cost advantage over regular pulp feedstock today as well as future opportunities for marketing “green” products.

The Company voluntarily initiated environmental upgrades years ago, and the Company believes that it now enjoys a competitive advantage against some large paper mills that are being closed by authorities due to lack of compliance with environmental and energy savings standards. Notably, in 2014 as part of continued efforts to modernize the paper industry, the relevant authorities shut down outdated facilities of a total capacity of 4.63 million tonnes of paper and pulp, including facilities producing 505,000 tonnes in Hebei Province. Mandatory closures included a number of large capacity paper machines (up to 226,000 tonnes per line) that fail to meet government-published environmental and energy savings standards. The Company believes that demand and pricing conditions for its products will improve in 2015 as the effect of these closures are felt across the industry.

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Conference Call

The Company will host a conference call at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Thursday, March 26, 2015, to discuss its financial results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China: 400-120-0654

Hong Kong: 800-906-606

United States: 1-855-500-8701

International: +65-6723-9385

Passcode: 9998 4279

A replay of this conference call will be available by dialing:

China: 400-632-2162 / 800-870-0205

Hong Kong: 800-963-117

United States: 1-855-452-5696

International: +61-2-9003-4211

Passcode: 9998 4279

The replay will be archived for fourteen days following the earnings announcement until April 8, 2015.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the call to register, download, and install any necessary audio software. A replay will be available for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. ("Orient Paper") is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: corrugating medium paper, offset printing paper, and other paper products, including digital photo paper. The Company is currently building facilities to expand into the production of tissue paper.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)

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Note 1: Production Facilities of Orient Paper

Production Line#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1	Corrugating medium paper	60,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4*	Digital photo paper	**	Xushui County, Baoding city, Hebei province
PM5*	Digital photo paper	**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines being relocated, under renovation or construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release also includes a discussion of EBITDA, a non-GAAP financial measure as defined by the SEC. The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company's presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended December 31		For the Year Ended December 31
	2014	2013	2014	2013
Net income	$2.2	$3.5	$11.7	$13.0
Add: Income tax	0.9	1.5	4.4	5.1
Add: Net interest expense	0.5	0.3	1.3	1.0
Add: Depreciation and amortization	2.4	1.8	8.3	7.8
EBITDA	$6.0	$7.1	$25.7	$26.9

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Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the plan to resume digital photo paper production and sales; anticipated launch of the tissue paper production and sales, the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of corrugate medium paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

ICR, LLC

Gary Dvorchak, CFA

Senior Vice President

Phone (China): +86 (10) 6583-7500

Phone (U.S.): +1 (310) 954-1123

Email: gary.dvorchak@icrinc.com

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE MONTHS AND YEARS ENDED

DECEMBER 31, 2014 AND 2013

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$32,697,113	$35,246,348	$137,041,447	$125,717,630
Cost of sales	(27,121,656)	(28,085,195)	(114,263,299)	(102,392,031))

Gross Profit	5,575,457	7,161,153	22,778,148	23,325,599

Selling, general and administrative expenses	(1,965,387)	(1,836,328)	(4,859,215)	(4,567,079))
Gain (Loss) from disposal of property, plant and equipment	(20,225)	235	(709,647)	84,972
Gain from disposal of assets held for sale	132		203,620
Income from Operations	3,589,977	5,325,060	17,412,906	18,843,492

Other Income (Expense):
Interest income	69,845	11,312	149,783	90,260
Subsidy income	22,614	474	22,614	171,125
Interest expense	(558,411)	(272,591)	(1,446,439)	(995,694

Income before Income Taxes	3,124,025	5,064,255	16,138,864	18,109,183

Provision for Income Taxes	(896,011)	(1,543,642)	(4,432,504)	(5,094,535))

Net Income	2,228,014	3,520,613	11,706,360	13,014,648

Other Comprehensive Income:

Foreign currency translation adjustment	952,353	736,669	(125,143)	4,818,869

Total Comprehensive Income	$3,180,367	$4,257,282	$11,581,217	$17,833,517

Earnings Per Share:	-
Basic and Fully Diluted Earnings per Share	$0.11	$0.19	$0.61	$0.71

Weighted Average Number of Shares	-
Outstanding - Basic and Fully Diluted	20,316,400	18,458,446	19,270,394	18,458,446

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2014 and 2013

	December 31,
	2014	2013

ASSETS

Current Assets
Cash and cash equivalents	$3,891,473	$3,131,163
Restricted cash	8,873,999	2,454,108
Accounts receivable (net of allowance for doubtful accounts of $76,125 and $67,592 as of December 31, 2014 and 2013, respectively)	3,730,123	3,327,494
Inventories	7,139,599	11,428,405
Prepayments and other current assets	2,919,668	1,068,031
Assets held for sale	-	4,130,590
Deferred tax assets – current	-	413,537

Total current assets	26,554,862	25,953,328

Prepayment on property, plant and equipment	1,490,440	1,492,098
Property, plant, and equipment, net	208,213,198	178,535,259
Recoverable VAT	3,228,075	3,277,188
Deferred tax asset - non-current	281,010	268,329

Total Assets	$239,767,585	$209,526,202

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Short-term bank loans	$9,805,524	$6,544,288
Current portion of long-term loans from credit union	147,083	1,660,613
Current portion of long-term loan from a related party	2,386,978	-
Current obligations under capital lease	12,258,488	8,264,795
Accounts payable	-	926,571
Notes payable	16,113,744	4,908,216
Security deposit from a related party	-	1,636,072
Due to a related party	227,900	64,546
Accrued payroll and employee benefits	492,765	498,010
Other payables and accrued liabilities	2,400,523	2,651,472
Income taxes payable	637,143	1,218,140

Total current liabilities	44,470,148	28,372,723

Loans from credit union	5,760,745	4,253,788
Loan from a related party	9,805,524	2,389,633
Deferred gain on sale-leaseback	695,389	1,160,271
Long-term obligations under capital lease	4,090,413	12,296,639

Total liabilities	64,822,219	48,473,054

Commitments and Contingencies

Stockholders' Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 20,316,400 and 18,753,900 shares issued and outstanding as of December 31, 2014 and 2013, respectively	20,316	18,754
Additional paid-in capital	49,218,982	46,909,543
Statutory earnings reserve	6,080,574	6,038,406
Accumulated other comprehensive income	17,021,165	17,146,308
Retained earnings	102,604,329	90,940,137

Total stockholders' equity	174,945,366	161,053,148

Total Liabilities and Stockholders' Equity	$239,767,585	$209,526,202

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ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	Year Ended December 31,

	2014	2013

Cash Flows from Operating Activities:
Net income	$11,706,360	$13,014,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,289,320	7,794,743
Loss (Gain) from impairment and disposal of property, plant and equipment	709,647	(84,972)
Gain from disposal of assets held for sale	(203,620)	-
Allowance for (Recovery from) bad debts	8,571	7,990
Stock-based expense for service received	-	773,862
Deferred tax	398,385	409,665
Changes in operating assets and liabilities:
Accounts receivable	(413,159)	(402,709)
Prepayments and other current assets	(1,799,514)	1,211,679
Inventories	4,257,805	4,105,876
Accounts payable	(921,580)	(117,308)
Notes payable	11,163,003	1,614,387
Accrued payroll and employee benefits	(4,950)	194,795
Other payables and accrued liabilities	(299,932)	1,599,375
Income taxes payable	(577,163)	(200,090)
Net Cash Provided by Operating Activities	32,313,173	29,921,941

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(39,207,768)	(64,566,785)
Refund of prepayment for purchase of property, plant and equipment	-	-
Proceeds from sale of assets held for sale	2,684,703	1,614,387
Proceeds from disposal of property, plant and equipment	241,714	2,589,919
Net Cash Used in Investing Activities	(36,281,351)	(60,362,479)

Cash Flows from Financing Activities:
Proceeds from issuing of common stock	2,311,002	-
Proceeds from related party loans	10,557,060	1,390,802
Repayment of related party loans	(793,500)	(1,390,802)
Proceeds from bank loans	11,366,410	10,703,389
Proceeds from sale-leaseback financing	-	24,215,811
Repayments of bank loans	(8,111,890)	(8,281,807)
Payment of capital lease obligation	(4,199,689)	(5,406,481
Restricted cash	(6,395,131)	(807,194)
Dividend Paid	-	(323,032)
Net Cash Provided by (Used in) Financing Activities	4,734,262	20,100,686

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,774)	330,727

Net Increase (Decrease) in Cash and Cash Equivalents	760,310	(10,009,125)

Cash and Cash Equivalents - Beginning of Period	3,131,163	13,140,288

Cash and Cash Equivalents - End of Period	$3,891,473	$3,131,163

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,826,460	$708,089
Cash paid for income taxes	$4,611,282	$4,884,961

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